Exhibit 1.4

                 Davide Campari-Milano S.p.A.Transfer of the registered office to the Netherlands and enhancement of the current increased      voting rights mechanism      Investor presentation18 February 2020

 1    Disclaimer  NOTICE TO U.S. INVESTORSThis transaction is proposed with respect to the securities of a foreign company. The transaction is subject to disclosure requirements of a foreign country that are different from those of the United States. financial statements included in the below document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. Securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. Court's judgment.You should be aware that the issuer may purchase securities otherwise than in the context of the transaction, such as in open market or privately negotiated purchases.IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERSThis press release is for informational purposes only and is not intended to constitute and does not constitute an offer or an invitation to exchange, sell or a solicitation of an offer of subscription or purchase, or an invitation to exchange, purchase or subscribe for any financial instrument or any part of the business or assets described herein, any other participation or a solicitation of any vote or approval in any jurisdiction, in relation to this transaction or otherwise, nor will any sale, issuance or transfer of financial instruments take place in any jurisdiction in breach of the applicable law. This press release must not be interpreted in any way as a recommendation to anyone who reads it. No offer of financial instruments will be made. This press release is not a prospectus or information document on a financial product or other offer document for purposes of Regulation (EU) 2017/1129 of the European Parliament and Council dated 14 June 2017.This press release does not constitute an offer to the public in Italy, within the meaning set forth in Section 1, letter (t) of Legislative Decree no. 58 of 24 February 1998, as subsequently amended and supplemented. The issuance, publication or distribution of this documentation in certain jurisdictions may be restricted by law and, therefore, persons in the jurisdictions in which this document is issued, published or distributed must become informed and comply with such restrictions.This press release does not constitute an offer of sale of financial instruments in the United States under the Securities Act or in any other jurisdiction in which it is illegal to make such an offer, or a solicitation of votes for the Shareholders’ Meeting mentioned in this document. The financial instruments referred to in this press release have not been and will not be registered in accordance with the Securities Act or the laws concerning financial instruments of any state of the United States, and any statement to the contrary constitutes a breach of the law. The financial instruments referred to in this press release may not be offered or sold in the United States or to, or on behalf of or for the benefit ofU.S. Persons, as defined in Regulation S under the Securities Act, except by virtue of an exemption or in a transaction not subject to registration obligations under the Securities Act or to the state or local laws applicable to financial instruments.

A new milestone in continuity with the past

Key highlights

> **Transfer of the registered office** of Davide Campari-Milano S.p.A. to the Netherlands

> **Current double voting rights mechanism to be enhanced** through the progressive introduction of additional voting rights

> Transaction aimed at **encouraging a capital structure more supportive of the Group's external growth strategy** in the long run and **rewarding a shareholder base with a long term investment horizon**, **in line with the Group's strategic guidance**

> **Controlling shareholder Lagfin S.C.A. confirms its long-term commitment to the Group strategy and prospects and its support to the Transaction**

> **Full continuity throughout all Company's aspects** upon the Transaction completion

- **No impact** on the organization, management, business operations and employees
- **Tax residence of the Company will be maintained in Italy**
- **Company's legal status preserved** without any impact on its legal relationships
- **No accounting impact** on financial reporting (IFRS confirmed)
- **Sole listing** of the Campari ordinary shares **on the Italian Stock Exchange**
- **Identity and historic presence of Campari Group in Italy preserved**

CAMPARI GROUP

2

 3    Through the transfer of the registered office in the Netherlands and the simultaneous enhancement of the current double voting rights mechanism, the Company aims at:adopting a flexible share capital structure to allow the Company to maintain and further strengthen a loyal and committed shareholding structure while combining this essential goal with the objective of further supporting the Group’s growth strategy via external opportunitiesrewarding a shareholder base with a long term investment horizon, capable of underpinning the Group’s long term growth objectives and ambitions, in line with its strategic guidancebenefitting from a corporate law framework highly recognized and appreciated by international investors and market operators, so as to promote the global profile achieved by Campari Group, while in the meantime preserving the identity and historic presence of the Company in Italy  Compelling rationale for the TransactionContinued focus on long term growth pillars

Campari Group today

Poised to continue playing an active role in the premium spirits industry consolidation

World Class Brand Portfolio

> Portfolio of **50+ premium brands, across all spirit categories, leveraging the key trends in the premium spirit industry**

> Strong focus on **six Global priority brands** and **selected high potential Regional** and **Local priority brands fuelling the Group's long term and profitable growth**

Increased Global Reach

> **Continuous strengthening of the Group's route-to-market, now directly serving 20 markets (16 new markets in the last 15 years), representing 92% of 2019 Group's net sales**

> **Strong focus on premium spirits geographies**: US, the largest market for premium spirits worldwide, is the Group's top market with 27% of net sales in 2019

Brand Building and Marketing Capabilities

> Strong focus on the continuous strengthening of **iconic and distinctive brands**, with **best-in-class marketing capabilities, innovation and brand building initiatives**, capable of **driving faster and consistent growth**

Strengthened Business Infrastructure

> **Built significant new capabilities** throughout Campari Group

- **Enhanced commercial capabilities** to continuously strengthen the **Group's route-to-consumer**
- **State of the art infrastructure** in terms of **Supply Chain** and **support functions**, successfully **re-envisioned thanks to global transformational investments** to support future growth

Increased Business Scale

> **Sixth largest player worldwide** in the premium spirits industry[1] thanks to the achievement of consistent growth via a **combination of sustained organic growth and value creative acquisitions**

Financial discipline

> **Financial discipline** with focus on **strict acquisition financial criteria**, **conservative leverage profile** and **strong cash flow generation**

> **Strong M&A track record with 30 acquisition for c.€3 billion in total value**



CAMPARI GROUP

(1) Source: Impact's top 100 Premium Spirits Brands Worldwide by Company, March 2019.

Track record of well-balanced and profitable growth

Consistently delivering on strategy since IPO

Net Sales (€m)



434
494
661
714
751
810
932
958
942
1,008
1,163
1,274
1,341
1,524
1,560
1,657
1,727
1,753
(1)
1,712
1,843
5.5%
5.1%
9.6%
3.8%
4.1%
4.6%
7.1%
2.7%
(1.0)%
8.8%
2.8%
1.7%
3.4%
3.0%
4.7%
6.3%
5.3%
5.9%
2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019
Net Sales (€m)
Organic growth (%)

EBITDA Adjusted [2] (€m)



106
120
161
172
182
197
211
223
218
265
299
329
337
339
338
380
405
438
(1)
433
480
(3)
2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019

> **Net sales** and **EBITDA increased 4 times** since 2000

> **Sustained organic growth consistently outperforming the industry growth:**

- **5y CAGR 2015-2019:**
  net sales +5.0%
  EBITDA adjusted [3] +7.5%

> **30 acquisitions completed** since 1995 with **over €3bn in total value**

> **Strategy has paid off since IPO:**

- **Absolute share price performance increased 12 times**
- **Total Shareholder Return CAGR of ~16% (with dividend reinvested) outperforming industry peers**

CAMPARI GROUP

Note: Italian GAAP until FY 2003. IAS/IFRS from 2004
(1) In 2018 decrease in reported Net sales and EBITDA adjusted driven by negative perimeter effect. Organic growth of +5.3% in Net sales and +6.8% in EBITDA adjusted.
(2) Before operating adjustments
(3) In 2019 EBITDA adjusted included €15.0 million positive effect due to IFRS16-Leases. CAGR 2015-2019 organic growth in EBITDA adjusted before IFRS16-Leases effect +6.8%

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Key elements of the Transaction

Enhancement of the current increased voting mechanism

> **Transfer of the registered office to the Netherlands** and adoption of the company form known as *Naamloze Vennootschap* (N.V.) under Dutch law

> **Enhancement of the double voting rights mechanism** currently in force [(1)] through the **adoption of a mechanism based on the assignment of special voting shares**

- Assignment of **2, 5 and 10 voting rights for each Ordinary Share which is held for 2, 5 or 10 years**
- Such additional voting rights are subject to the **uninterrupted holding of Ordinary Shares**: the **transfer of the Ordinary Shares** to which the Special Voting Shares are associated and the **occurrence of change of control** will **cause the loss of the benefit of the increased voting rights**
- Shareholders who are entitled to the current double voting benefit (*voto maggiorato*) as of the effective date of the Transaction will be **entitled to the same benefit immediately thereafter,** while loyal shareholders who are not yet entitled **will be allowed to carry over the registration period in the special register for the purpose of the assignment of 2 voting rights**

> **Shareholders who do not support the adoption of the resolution on the Transaction will be entitled to exercise** their **withdrawal right** (*diritto di recesso*)

> The Transaction is subject to the satisfaction of a limited number of conditions precedent, including the amount of cash to be paid to **shareholders exercising their withdrawal right not exceeding in aggregate the amount of €150 million (calculated after taking into account the amounts payable by the shareholders exercising their option and pre-emption rights pursuant to applicable laws and by other third parties)**

(1) Increased voting mechanism (*voto maggiorato*) adopted by the Company already in January 2015, allowing the grant of two votes for each share that has belonged to the same shareholder for a continuous period of at least twenty-four months, starting from the date of registration in a special register, upon request by the relevant shareholder, pursuant to article 127-*quinquies* of the TUF.

CAMPARI GROUP

6

 7    Campari’s controlling shareholder Lagfin, which today holds 51% of Campari’s issued capital and 65.3% of the voting rights, has confirmed its long-term commitment to the Group strategy and prospects and its support to the TransactionFor the purpose of strengthening the Transaction certainty and mitigating the potential cash outflows resulting from the withdrawal process, commitment to acquire withdrawn shares in the context of the offer and sale process provided for under Italian law up to an aggregate amount of €76.5 million  Controlling shareholder Lagfin supports the TransactionConfirmed its long-term commitment to Campari Group strategy and prospects

Special Voting Mechanism

Detailed description

Loyalty voting mechanism rewarding long-term shareholders

Holding period	Ordinary Shares		Special Voting Shares (SVS)	Aggregated Voting Rights
	1 ordinary share (1 vote)		-	1
2 years of uninterrupted ownership	1 ordinary share (1 vote)	+	1 Special Voting Share A (1 vote) (1)	2
5 years of uninterrupted ownership	1 ordinary share (1 vote)	+	1 Special Voting Share B (4 votes) (2)	5
10 years of uninterrupted ownership	1 ordinary share (1 vote)	+	1 Special Voting Share C (9 votes) (2)	10

Ordinary Shares:

- **Tradeable** (Listed on the Italian Stock Exchange)
- **Transferrable** (ordinary shares associated with SVS transferrable subject to removal from the Special Register)
- **Dividend paid on ordinary shares only**[(3)]

Special Voting Shares (SVS):

- **Non tradeable**
- **Related voting rights lost upon transfer** of the underlying ordinary share and **upon occurrence of a change of control over such shareholder**

> New Articles of Association also provide that the competent corporate bodies' (Board of Directors and Shareholders' meeting) can resolve *una tantum* to give to the holders of Special Voting Shares C (which, jointly with the underlying Ordinary Share, grant 10 voting rights) the right to convert such shares into special class shares granting multiple votes (up to 20 voting rights), which may also be non-listed, and subject to certain transfer restrictions (consistently with the purposes of encouraging the long-term shareholding)

(1) Shareholders entitled to the current increased voting benefit (*voto maggiorato*) as of the date of consummation of the Transaction will be entitled to the same benefit thereafter and the registration period in the current loyalty register will be taken into account for the purposes of the assignment of 2 voting rights.

(2) Each SVS A will be converted into SVS B after three years of uninterrupted holding of SVS A. Each SVS B will be converted into a SVS C after five years of uninterrupted holding of SVS B.

(3) Special Voting Shares do not pay dividend (save for minimal exceptions pursuant to Dutch law).

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Overview of Voting Rights and Shareholding structure upon the Transaction completion

Voting Structure

	As is					To be [2]				
Shareholder	**Ordinary Shares [3]**	**% of total Ordinary Shares**	***of which carrying 2 votes***	**Voting Rights**	**% of total voting rights [4]**	**Ordinary Shares (1 vote) [5]**	**% of total Ordinary Shares**	**Special Voting Share A (1 vote)**	**Voting Rights**	**% of total voting rights [4]**
Lagfin S.C.A	592,416,000	51.00%	*592,416,000*	1,184,832,000	65.32%	592,416,000	51.00%	592,416,000	1,184,832,000	65.32%
Cedar Rock [1] Capital Ltd.	86,395,772	7.44%	*62,590,274*	148,986,046	8.21%	86,395,772	7.44%	62,590,274	148,986,046	8.21%

(1) As per Notice of 7 February 2020 drawn up pursuant to article 143-quater, paragraph 5, of Consob Regulation No. 11971/99.

(2) Assuming that shareholders registered in the current special register will continue to be registered in the loyalty register under the Special Voting Mechanism. As a result of the Special Voting Mechanism, after the Transaction completion a shareholder's voting power will depend upon the extent to which the shareholders shall take part in the Special Voting Mechanism.

(3) Total number of ordinary shares outstanding of 1,161,600,000, with nominal value of €0.05 per ordinary share.

(4) Total number of voting rights of 1,813,823,912 on the basis of the latest data available to the Company (after deducting treasury shares).

(5) Total number of ordinary shares outstanding of 1,161,600,000, with nominal value of €0.01 per ordinary share after the reduction of the nominal share capital (to be carried out in accordance with Dutch Law) and the allocation of the capital resulting from the reduction to non-distributable reserves. As a result of such transaction, nominal value is of €0.01 per Special Voting Share A, €0.04 per Special Voting Share B, €0.09 per Special Voting Share C.

CAMPARI GROUP

9

Full continuity with past

Identity and historic presence of Campari Group in Italy preserved

- **Company's Ordinary Shares will continue to be solely listed on the Italian Stock Exchange of Borsa Italiana**
- **No reorganization of the Group's operational and managerial activities**, which will continue to be led by the Company on a continuous and uninterrupted basis
- **Company will maintain its own legal status**, **without any impact on its legal relationships**, including relationships with its employees, which will continue to be governed by Italian law
- The **tax residence will be maintained in Italy**
- **No impact on the financial** reporting. The financial statements will continue to be prepared in accordance with IAS/IFRS
- The Company's **share buyback program,** to continue up to an **increased amount of €350 million in the next 12 months** (1)

CAMPARI GROUP

(1) Refer to separate announcement released on 18 February 2020 on the approval of Financial Statements as of 31 December 2019 and other resolutions.

10

 11    No changes in the current composition of the Board of DirectorsAdoption of a one-tier board system as provided pursuant to Dutch law, under which the non-executive directors supervise the executive directorsIn accordance with Dutch Corporate Governance Code, internal committees of the Board of Directors will be established, in line with those currently in place:Audit Committee to which audit tasks and duties shall be assigned in accordance with Dutch laws and regulationsRemuneration and Appointment CommitteeThe Supervisory Body (Organismo di Vigilanza) pursuant to Legislative Decree no.231/2001 will be maintainedIn accordance with the one-tier board system, the Board of Statutory Auditors will cease to exist  Governance framework following the TransactionOne-tier board system as provided under Dutch law

Indicative Transaction Timetable and key procedures (1)

Indicative Timetable

- **18th February** — Announcement of the Proposed Transaction and EGM Call
- **27th March** — EGM to Approve the Transaction
- **First half of April** — Period for the Exercise of the Withdrawal Right
- **22nd April** — Dividend Payment Date (Coupon Detachment on the 20th)
- **Beginning of May until end of July** — Offer of withdrawn shares in option and pre-emption to other shareholders. Pre-transaction closing procedures to follow
- **By 31st July** — **Expected Date of Completion of the Transaction**

Withdrawal procedure

> **Redemption price** payable to shareholders exercising their withdrawal right is equal **to €8.376 per Campari share**

> Following the period for the exercise of the withdrawal right, **withdrawn shares will be offered in option and pre-emption to other shareholders** and, subsequently, the **unsold shares may be offered to third parties**

> The payment of the redemption price of the withdrawn shares is **subject to, and will occur after, the completion of the Transaction**

> Withdrawing shareholders **may not sell or otherwise dispose of any of the shares in respect to which the withdrawal right has been exercised until the completion of the Transaction**

CAMPARI GROUP

(1) Further information on the Transaction and the relevant procedures will be made available by the Company to the public within the terms provided by law.

12

13    Forward Looking Statement  This communication contains certain forward-looking statements relating to Campari and the proposed transaction. All statements included in this communication concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors, including, but not limited to, the following: volatility and deterioration of capital and financial markets, changes in general economic conditions, economic growth and other changes in business conditions, changes in government regulation, uncertainties as to whether the proposed transaction will be consummated, uncertainties as to the timing of the proposed transaction, uncertainties as to how many shareholders will participate in the proposed transaction, the risk that the announcement of the proposed transaction may make it more difficult for Campari Group to establish or maintain relationships with its employees, suppliers and other business partners, the risk that the businesses of Campari Group will be adversely impacted during the pendency of the proposed transaction; the risk that the operations of Campari Group will not be integrated successfully, and other economic, business and competitive factors affecting the businesses of Campari Group. Such factors include, but are not limited to: (i) changes in the laws, regulations or policies of the countries where Campari Group operates; (ii) the adoption, both at a global level and in the countries where Campari Group operates, of restrictive public policies that have an impact on the production, distribution, marketing, labelling, importation, price, sale or consumption of alcoholic products;(iii) long-term changes in consumers’ preferences and tastes, social or cultural trends resulting in a reduction in the consumption of products of the Campari Group as well as in purchasing patterns and the ability of Campari Group to anticipate these changes in the marketplace; and (iv) increased production costs and volatility of raw materials’ prices.Therefore, Campari and its affiliates, directors, advisors, employees and representatives, expressly disclaim any liability whatsoever for such forward-looking statements.These forward-looking statements speak only as of the date of this communication and Campari does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Campari Group Toasting Life Together